Exhibit 99.1

Inergy Midstream Reports Fiscal 2012 Results

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Management to Host Conference Call Today at 10 a.m. CT

Kansas City, MO (November 20, 2012) – Inergy Midstream, L.P. (NYSE:NRGM) (“Inergy Midstream”) today reported results of operations for the fiscal fourth quarter and year ended September 30, 2012.

Inergy Midstream reported Adjusted EBITDA of $125.2 million for the year ended September 30, 2012, an increase of $25.6 million, or approximately 26%, from $99.6 million for the year ended September 30, 2011. Net income was $65.7 million for the year ended September 30, 2012, and $53.5 million in fiscal 2011.

Distributable cash flow was $109.9 million for the year ended September 30, 2012, compared to $78.0 million in fiscal 2011, an increase of $31.9 million, or approximately 41%.

“After executing our IPO last December, Inergy Midstream has performed as expected,” said John Sherman, Chairman and CEO of Inergy Midstream. “The drop down of US Salt, the near completion of the Marc I pipeline, and the pending acquisition of the COLT Hub are evidence of the successful execution of our growth strategy. From a strong financial position, we are focused on expanding our operations and delivering cash earnings to investors.”

As previously announced, the Board of Directors of Inergy Midstream’s general partner declared a cash distribution of $0.385 per limited partner unit ($1.54 annually) for the quarter ended September 30, 2012. The distribution was paid on November 14, 2012.

Fiscal Year-End Results

During the year ended September 30, 2012, revenues from firm storage increased to $94.5 million compared to $90.4 million during the year ended September 30, 2011. Revenues from transportation increased to $28.4 million for the year ended September 30, 2012, compared to $14.0 million during fiscal 2011. Revenues from hub services increased to $14.9 million for the year ended September 30, 2012, compared to $6.5 million during fiscal 2011. Revenues from salt decreased to $52.0 million for the year ended September 30, 2012, compared to $52.3 million during fiscal 2011.

During the year ended September 30, 2012, storage-related costs decreased to $5.9 million compared to $9.0 million during the year ended September 30, 2011. Transportation-related costs were $5.2 million and $6.8 million for the year ended September 30, 2012 and 2011, respectively. Salt-related costs decreased to $30.3 million compared to $30.6 million during fiscal 2011.

For the year ended September 30, 2012, operating and administrative expenses were $30.4 million compared to $19.4 million in fiscal 2011.

Quarterly Results

Inergy Midstream reported Adjusted EBITDA of $31.3 million for the quarter ended September 30, 2012, an increase of $4.5 million, or approximately 17%, from $26.8 million for the quarter ended September 30, 2011. Net income was $13.7 million for the quarter ended September 30, 2012, and $13.8 million for the quarter ended September 30, 2011.

In the quarter ended September 30, 2012, revenues from firm storage decreased to $24.0 million compared to $24.2 million during the same three-month period in 2011. Revenues from transportation increased to $7.2 million for the three months ended September 30, 2012, compared to $4.5 million during the same three-month period in 2011. Revenues from hub services increased to $3.8 million for the three months ended September 30, 2012, compared to $1.9 million during the same three-month period in 2011. Revenues from salt decreased to $12.5 million for the three months ended September 30, 2012, compared to $13.1 million during the same three-month period in 2011.

In the quarter ended September 30, 2012, storage-related costs decreased to $2.0 million compared to $2.2 million during the same three-month period in 2011. Transportation-related costs were $1.1 million and $1.7 million for the three months ended September 30, 2012 and 2011, respectively. Salt-related costs decreased to $7.2 million compared to $7.4 million during the same three-month period in 2011.

For the quarter ended September 30, 2012, operating and administrative expenses were $9.4 million compared to $6.7 million in the same period of fiscal 2011.

Inergy Midstream and Inergy will host a joint conference call and internet webcast today November 20, 2012, at 10 a.m. Central Time to discuss the results of operations for the fourth quarter and fiscal year ended September 30, 2012, and its business outlook. The call-in number for the earnings call is 1-877-405-3427, and the conference name is Inergy. The live internet webcast and the replay can be accessed on Inergy Midstream’s website, www.inergylp.com. A digital recording of the call will be available for one week following the call by dialing 1-855-859-2056 and entering the pass code 70881236.

Recent Events

On November 5, 2012, Inergy Midstream announced that it has executed a definitive agreement to purchase Rangeland Energy, LLC (“Rangeland”), the owner and operator of the COLT crude oil rail terminal, storage, and pipeline facilities (the “COLT Hub”) for $425 million, subject to certain performance milestones and customary working capital adjustments. In connection with this transaction, Inergy Midstream has entered into an agreement with institutional investors to sell $225 million of common units (approximately 10.7 million units) in a private placement concurrent with, and conditioned upon, the closing of the transaction and has obtained committed unsecured debt financing to fund the balance of the acquisition purchase price. On a pro forma basis, including the effect of the Rangeland acquisition private placement of common units, Inergy is expected to own approximately 66% of the outstanding limited partnership units of Inergy Midstream. Inergy Midstream expects the Rangeland transaction to close in December 2012.

About Inergy Midstream, L.P.

Inergy Midstream, L.P., headquartered in Kansas City, Missouri, is a master limited partnership engaged in the development and operation of a natural gas and NGL storage and transportation business and the production and sale of salt. Its assets are located in the Northeast region of the United States.

About Inergy, L.P.

Inergy, L.P. (NYSE:NRGY), headquartered in Kansas City, Missouri, is a publicly traded master limited partnership. Inergy’s operations include a natural gas storage business in Texas and an NGL supply logistics, transportation, and wholesale marketing business that serves customers in the United States and Canada. Through its general partner interest and majority equity ownership interest in Inergy Midstream, L.P., Inergy is also engaged in the development and operation of a natural gas and NGL storage and transportation business and the production and sale of salt products in the Northeast region of the United States.

Corporate news, unit prices, and additional information about Inergy Midstream, including reports from the United States Securities and Exchange Commission, are available on the company’s website, www.inergylp.com. For more information, contact Vince Grisell in Inergy Midstream’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

We define EBITDA as income before income taxes plus net interest expense and depreciation and amortization expense. We define Adjusted EBITDA as EBITDA excluding the gain or loss on the disposal of assets, long-term incentive and equity compensation expense, and transaction costs. Transaction costs are third-party professional fees and other costs that are incurred in conjunction with closing a transaction.

Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of our financial statements, such as industry analysts, investors, lenders, and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our common unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment in various opportunities.

EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP, as those items are used to measure operating performance, liquidity, and our ability to service debt obligations. We believe that EBITDA provides additional information for evaluating our ability to make distributions to our common unitholders and is presented solely as a supplemental measure. We believe that Adjusted EBITDA provides additional information for evaluating our financial performance without regard to our financing methods, capital structure, and historical cost basis. One should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. EBITDA and Adjusted EBITDA, as we define them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships in our industry, thereby diminishing such measures’ utility.

This press release contains forward-looking statements, which are statements that are not historical in nature such as our expectation that the Rangeland transaction will close in December 2012. Forward-looking statements are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: changes in general and local economic conditions; competitive conditions within our industry; our ability to complete internal growth projects on time and on budget; the price and availability of debt and equity financing; the effects of existing and future governmental legislation and regulations; and natural disasters, weather-related delays, casualty losses, and other matters beyond our control. These and other risks and assumptions are described in Inergy Midstream’s prospectus dated December 15, 2011, filed with the United States Securities and Exchange Commission in accordance with Rule 424(b) of the Securities Act on December 16, 2011. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. We undertake no obligation to update any forward-looking statement, except as otherwise required by law.

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Inergy Midstream, L.P. (Formerly Inergy Midstream, LLC)

Consolidated Statements of Operations

For the Three Months and Years Ended September 30, 2012 and 2011

(in millions, except unit and per unit data)

	Three Months Ended September 30,		Year Ended September 30,
	(Unaudited)		(Unaudited)
	2012	2011(a)	2012	2011(a)
Revenue:
Firm storage	$20.7	$22.4	$82.7	$86.4
Transportation	7.2	4.5	28.4	14.0
Hub services	3.8	1.9	14.9	6.5
Related party firm storage	3.3	1.8	11.8	4.0
Salt	12.5	13.1	52.0	52.3

	47.5	43.7	189.8	163.2
Costs and expenses:
Storage related costs	2.0	2.2	5.9	9.0
Transportation related costs	1.1	1.7	5.2	6.8
Salt related costs	7.2	7.4	30.3	30.6
Operating and administrative	9.4	6.7	30.4	19.4
Depreciation and amortization	13.0	11.9	50.5	43.9

	32.7	29.9	122.3	109.7

Operating income	14.8	13.8	67.5	53.5
Interest expense, net	1.1	—	1.8	—

Net income	$13.7	$13.8	$65.7	$53.5

Less: Net income prior to initial public offering of Inergy Midstream, L.P.	—		12.9
Less: Net income earned by US Salt, LLC prior to acquisition	—		7.8

Net income available to partners	$13.7		$45.0

Partners’ interest information:
Non-managing general partner interest in net income	$1.2		$1.9

Total limited partners’ interest in net income	$12.5		$43.1

Net income per limited partner unit:
Basic	$0.17		$0.58

Diluted	$0.17		$0.58

Weighted-average limited partner units outstanding (in thousands):
Basic	75,182		74,768

Diluted	75,182		74,768

	Three Months Ended September 30,		Year Ended September 30,
	2012	2011(a)	2012	2011(a)
	(Unaudited)		(Unaudited)
Supplemental Information:
Cash and cash equivalents			$—	$—

Outstanding debt:
Credit facility (f)			$416.5	$—

Total partner’s capital			$555.3	$660.8

EBITDA:
Net income	$13.7	$13.8	$65.7	$53.5
Depreciation and amortization	13.0	11.9	50.5	43.9
Interest expense, net	1.1	—	1.8	—

EBITDA (b)	$27.8	$25.7	$118.0	$97.4

Long-term incentive and equity compensation expense	3.4	0.7	6.5	1.8
Transaction costs	0.1	0.4	0.7	0.4

Adjusted EBITDA (b)	$31.3	$26.8	$125.2	$99.6

Distributable cash flow:
Adjusted EBITDA (b)	$31.3	$26.8	$125.2	$99.6
Cash interest expense (c)	(0.8)	—	(1.0)	—
Maintenance capital expenditures (d)	(1.2)	(1.1)	(4.5)	(5.0)
Less: Pre-acquisition distributable cash flow of US Salt, LLC (g)	—	(4.4)	(9.8)	(16.6)

Distributable cash flow (e)	$29.3	$21.3	$109.9	$78.0

EBITDA:
Net cash provided by operating activities	$27.4	$8.1	$132.7	$96.3
Net changes in working capital balances	3.0	17.6	(9.2)	1.1
Amortization of deferred financing costs	(0.3)	—	(0.8)	—
Interest expense, net	1.1	—	1.8	—
Long-term incentive and equity compensation expense	(3.4)	—	(6.5)	—

EBITDA	$27.8	$25.7	$118.0	$97.4

Long-term incentive and equity compensation expense	3.4	0.7	6.5	1.8
Transaction costs	0.1	0.4	0.7	0.4

Adjusted EBITDA	$31.3	$26.8	$125.2	$99.6

(a)	On May 14, 2012, Inergy Midstream acquired 100% of the membership interests in US Salt from Inergy (“US Salt Acquisition”). The US Salt Acquisition is reflected in Inergy Midstream’s consolidated financial statements based on the historical values, and periods prior to the acquisition have been retrospectively adjusted to include the historical balances of US Salt. This accounting treatment is similar to the pooling of interests and is required as the transaction is amongst entities under common control.

(b)	EBITDA is defined as income (loss) before income taxes plus net interest expense and depreciation and amortization expense. As indicated in the table, Adjusted EBITDA represents EBITDA excluding the gain or loss on the disposal of assets, long-term incentive and equity compensation expenses, and transaction costs. Transaction costs are third-party professional fees and other costs that are incurred in conjunction with closing a transaction. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, and our ability to service debt obligations. We believe that EBITDA provides additional information for evaluating our ability to make distributions to our common unitholders and is presented solely as a supplemental measure. We believe that Adjusted EBITDA provides additional information for evaluating our financial performance without regard to our financing methods, capital structure, and historical cost basis. EBITDA and Adjusted EBITDA, as we define them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships.

(c)	Cash interest expense is book interest expense less amortization of deferred financing costs.

(d)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.

(e)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures, and income taxes. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

(f)	On December 21, 2011, Inergy Midstream entered into a new $500 million revolving credit facility (“Credit Facility”) with a December 2016 maturity date. The Credit Facility is available to fund acquisitions, working capital, and internal growth projects and for general partnership purposes. On April 16, 2012, Inergy Midstream exercised a portion of its accordion feature under the Credit Facility and increased the loan commitments thereunder by $100 million. The aggregate amount of revolving loan commitments under the Credit Facility now equals $600 million. Inergy Midstream’s outstanding balance on the Credit Facility at September 30, 2012, amounted to $416.5 million.

(g)	The amounts represent US Salt’s distributable cash flow prior to the acquisition of US Salt by Inergy Midstream from Inergy on May 14, 2012, which have been retrospectively included in the historic results of operations of Inergy Midstream as discussed above.